EX-99.77Q1 OTHER EXHB

THE MEXICO EQUITY AND INCOME FUND, INC.
AMENDED AND RESTATED
ARTICLES SUPPLEMENTARY
RECLASSIFYING COMMON STOCK AS
2,000,000 SHARES OF PREFERRED STOCK

              (Under Section 2-208 of the Maryland General Corporation Law)

To the State Department
 of Assessments and Taxation
State of Maryland

             FIRST: The name of the corporation (the "Corporation") is The Mexico
Equity and Income Fund, Inc.

            SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Corporation's Articles of Incorporation and Section 2-208 of the
Maryland General Corporation Law, the Board of Directors has duly adopted resolutions reclassifying authorized but unissued shares of common stock, par value $.001, into shares of preferred stock of the Corporation to consist of two million (2,000,000) shares. Such resolutions designate a class of preferred stock, par value $.001, setting forth preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption and repurchase of such preferred stock.

             THIRD: The reclassification increases the number of shares classified as preferred stock, par value $.001, from zero (0) shares immediately prior to the reclassification to two million (2,000,000) shares immediately after the reclassification.

           FOURTH: The class of preferred stock of the Corporation established in Article
SECOND of these Articles Supplementary shall hereby reclassify two million (2,000,000) shares of authorized but unissued shares of common stock, par value $.001, as defined in the Articles of Incorporation, as amended (the "Articles"), as preferred stock, par value $.001 per share, as set forth in paragraph (1) below, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption and repurchase as are set forth below, which, upon any restatement of the Articles of Incorporation, shall replace section (1) of Article V of the Articles and comprise a new section (1) of Article V of the Articles of Incorporation as follows:

      "(1) The total number of shares of capital stock which the Corporation shall have the authority to issue is 100,000,000 shares, of which 98,000,000 shares shall be called common stock, of the par value of ONE TENTH OF ONE
CENT ($.001) per share and of the aggregate par value of NINETY EIGHT
THOUSAND DOLLARS ($98,000.00), and 2,000,000 shares shall be called preferred stock, of the par value of ONE TENTH OF ONE CENT ($.001) per share  and  of  the  aggregate  par  value  of  TWO  THOUSAND  DOLLARS
($2,000.00)."

            (a) Subject to the provisions of these Articles of Incorporation, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and repurchase of the preferred stock of the Corporation:

                  (i) RANK. The preferred stock shall, with respect to rights upon liquidation, dissolution or winding up of the Corporation, rank senior to all classes or series of common stock of the Corporation.

  (ii) DIVIDENDS.

                        (A) Immediately following the issuance of any preferred stock, and so long as the Corporation is subject to the rules promulgated under the Investment
Company Act of 1940 (the "1940 Act"), the Corporation shall be prohibited from declaring any dividend (except a dividend payable in our common stock) or any other distribution upon the common stock, unless the preferred stock has, at the time of any such declaration, an asset coverage of at least 200 percent after deducting the amount of such dividend or distribution, as the case may be.

                        (B) Dividends and distributions shall be paid to the holders of the Corporation's preferred stock and common stock if, as and when authorized by the Board of
Directors and declared by the Corporation out of funds legally available for such distributions, in the same kind and amount per share. All rights to dividends and distributions, if any, for the Corporation's preferred stock and common stock are the same, except as set forth in the previous paragraph (A).

                  (iii) LIQUIDATION PREFERENCE. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of preferred stock shall be entitled to receive preferential liquidating distribution of the original price per share of preferred stock, before any distribution of assets is made to the holders of the common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

  (iv) REPURCHASE AND REDEMPTION.

                        (A) The Corporation shall conduct a series of tender offers for the preferred stock only (each, a "Tender Offer'') on a semi-annual basis (each semi-annual period, a "Tender Period") on dates to be determined by the Board of Directors in which up to
25% of the issued and outstanding preferred stock, as of the date the preferred stock is first issued, may be tendered to the Corporation. Each stockholder participating in a Tender Offer may have his or her tendered shares of preferred stock repurchased by the Corporation in kind for portfolio securities having a value equal to 99% of NAV as determined, with respect to each
Tender Offer, on a date designated by the Board of Directors.

                        (B) The Corporation may pay cash for fractional shares of
securities; or round off (up or down) fractional shares so as to eliminate them prior to distribution.

                        (C) Unless the Securities and Exchange Commission (the
"SEC") grants exemptive relief with respect thereto, the Corporation shall pay stockholders who are "affiliated persons" of the Corporation solely by reason of owning, controlling or holding securities with the power to vote 5% or more of our common stock, cash for their preferred stock tendered.

                        (D) Although the intention of the Board of Directors is to conduct a semi-annual Tender Offer in which 25% of the issued, on the date that the preferred stock is initially issued, preferred stock may be tendered to the Corporation, the Board of
Directors may, in its sole discretion, direct the Corporation to conduct a Tender Offer for less than 25% of the issued, on the date that the preferred stock is initially issued, preferred stock. If the SEC does not grant the exemptive relief discussed above, the Corporation shall be required to pay the 5% holders cash for their preferred stock if tendered. In such a case, the
Corporation may not have enough cash to pay such holders if the Tender Offer is conducted for
25% of the issued, on the date that the preferred stock is initially issued, preferred stock.
In no event, except in the event of a Tender Termination Event (as defined below), shall any
Tender Offer be conducted in which less than 5% of the issued and outstanding preferred stock may be tendered to the Corporation.

                        (E) Each Tender Offer shall be governed, pursuant to the 1940
Act, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, substantially on the same terms and conditions that governed the Corporation's tender offer that commenced on February 19, 2002 and expired on March 20, 2002.

                        (F) In the event that the average trade weighted discount to the last published NAV per Corporation share is less than 5% for any five consecutive trading days during any Tender Period (a "Tender Termination Event"), the Corporation shall not conduct a
Tender Offer during that Tender Period. In the event of a Tender Termination Event, a Tender
Offer shall be conducted during the next Tender Period (unless a Tender Termination Event exists during such next Tender Period).

                        (G) The Corporation shall have no other rights of repurchase or redemption with respect to the preferred stock, except as set forth above.

                  (v) VOTING RIGHTS. So long as the Corporation is subject to the rules promulgated under the 1940 Act, the holders of any preferred stock, voting separately as a single class, shall have the right to elect at least two directors at all times. The remaining directors shall be elected by holders of common stock. So long as the Corporation is subject to the rules promulgated under the 1940 Act, in addition to any approval by stockholders that might otherwise be required, the approval of the holders of a majority of any outstanding preferred stock voting separately as a class, would be required to (1) adopt any plan of reorganization that would adversely affect the preferred stock, and (2) take any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changes in the Corporation's subclassification as a closed-end investment  company or changes in its fundamental investment restrictions. The Board of Directors presently intends that, except as otherwise indicated above and except as otherwise required by applicable law or the
Corporation's Articles of Incorporation, as amended, or bylaws, holders of preferred stock shall have equal voting rights with holders of common stock of the Corporation and shall vote together with such holders of common stock as a single class.

  (vi) CONVERSION.

                        (A) If the Put Warrant Program (as described below) is approved by the SEC, all issued and outstanding shares of the preferred stock shall automatically convert into common stock on a one-to-one basis upon the anticipated issuance of put warrants by the
Corporation, and, shortly thereafter, stockholders shall receive put warrants. Notwithstanding the foregoing, at the written request of a holder of shares of the preferred stock, the
Corporation shall convert any or all shares of such holder's preferred stock to shares of the
Corporation's common stock, the number of shares to be determined by the relative net asset value of the preferred and common stock. Holders of the preferred stock shall have no conversion rights other than those provided for by this subsection (a)(vi)(A).

                        (B) Under a put warrant program (the "Put Warrant Program")
the Corporation shall issue without charge one put warrant for each whole share of common stock issued by the Corporation held by each stockholder of record as of a date selected by the
Board of Directors. Each put warrant shall allow the Corporation's stockholders to "put" (sell)
on a quarterly basis one share of Corporation common stock to the Corporation for an amount of cash equal to our NAV per share.

      The undersigned President acknowledges these Articles of Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this
6th day of December, 2007.

ATTEST: The Mexico Income and Equity Fund, Inc.

/s/ Francisco Lopez
Secretary

/s/ Maria Eugenia Pichardo
President